Exhibit 10.13

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release ("Agreement"), dated as of this 7th day of June, 2017 is made and entered into by and between Joseph A. Zirkman (“Executive”) and Fiesta Restaurant Group, Inc., a Delaware Corporation, including its respective officers, directors, shareholders, partners, and employees (hereinafter collectively referred to as the “Company”).
WHEREAS, Executive and the Company wish to clarify and memorialize the terms of Executive’s separation from employment;
WHEREAS the Company and Executive are parties to that certain Agreement dated November 4, 2016 by and between Executive and the Company (the “Retention Agreement”); and
WHEREAS, Executive acknowledges that he is waiving his rights and claims only in exchange for consideration in addition to anything of value to which he is already entitled.
NOW, THEREFORE, in consideration of the foregoing promises, covenants, payments, general release and waivers set forth herein, Executive and the Company agree as follows:

1.Accuracy of Recitals. The recitals above are true and correct.

2.Separation from Employment.

a.Executive and the Company agree that Executive’s employment will end on June 7, 2017 (the “Separation Date”).

b.Effective as of the Separation Date, Executive is terminated from any and all positions and/or offices Executive may have held at or with the Company. Executive will execute any documents reasonably requested by the Company to effectuate the foregoing.

3.Separation Payment and Benefits.

a.In exchange for Executive’s agreement to be bound by the terms of this Agreement, the Company agrees to pay the Executive: (i) the Severance Payment and Severance Bonus (as those terms are defined in the Retention Agreement) in accordance with Section 3.1 of the Retention Agreement (the “Separation Payment”); (ii) the Executive’s accrued but unused vacation, less applicable deductions and withholding; and (iii) the Executive’s unreimbursed business expenses (to the extent reimbursable under the Company’s reimbursement policies and provided appropriate receipts are submitted). In addition, the Company agrees to pay for outplacement services, up to a maximum of $600, which the Company will pay directly to the vendor. Executive must notify Vivien Horton, Director of Human Resources, of his intention to utilize outplacement services within 21 days of the Separation Date, and she will then provide Executive with the necessary contact information to activate this benefit.

b.Executive acknowledges and agrees that he is not entitled to the Separation Payment unless he both signs and does not revoke this Agreement (in the manner described in Section 20 below).

4.General Release.

a.Executive, for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the certain benefits provided under this Agreement and the Retention Agreement does hereby release and forever discharge the Company, its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers or shareholders in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this Agreement encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this Agreement he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this Section 4 that may have existed on or prior to the date hereof. Notwithstanding anything in this Section 4 to the contrary, this Agreement shall not apply to (i) any rights to receive any payments or benefits to which Executive is entitled under COBRA, the Retention Agreement or any other compensation or employee benefit plans (including the Company’s Deferred Compensation Plan and the Company’s 2012 Stock Incentive Plan) in which Executive is eligible to participate at the time of execution of this Agreement in accordance with the terms of such plans, (ii) any rights or claims that may arise as a result of events occurring after the date this Agreement is executed, (iii) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies including, without limitation, any rights arising pursuant to the articles of incorporation, bylaws and any other organizational documents of the Company or any of its subsidiaries, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company (clauses (i) through (v), the "Reserved Claims").

b.Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this Agreement other than Reserved Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to Section 4 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to (i) commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA; (ii) file a charge with an administrative agency or take part in any agency investigation; (iii) file a charge or complaint, and receive a monetary award for information provided to, the Securities and Exchange Commission; or (iv) commence a Proceeding pursuant to the Reserved Claims. Executive does agree, however, that he is waiving his right to recover any money in connection with such an investigation or charge filed by him or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency, except as prohibited by law.

c.Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this Agreement and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this Agreement earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this Agreement within which to revoke it by providing a written notice of his revocation to the Company.

5.Agreement and Acknowledgement. In exchange for the Separation Payment described in this Agreement, Executive acknowledges, represents and agrees as follows:

a.Executive acknowledges that the payment provided under this Agreement exceed any and all salary, wages, bonuses, vacation pay, personal time pay, holiday pay, floating holiday pay, sick pay and other compensation and benefits of any kind whatsoever to which Executive may be entitled from the Company absent this Agreement. Executive further acknowledges and agrees that other than the payments provided for in Section 3(a) of this Agreement and any benefits required to be paid under the Company’s benefit plans in accordance with the terms of such plans, the Company is under no further obligation to make any payments or provide any benefits of any kind to, or on behalf of, Executive for any reason whatsoever.

b.Executive acknowledges that the Company has no obligation, now or in the future, to hire him as an employee or independent contractor.

c.Executive has not assigned or transferred any claim that he is releasing in this Agreement.

d.Executive acknowledges that the Separation Payment that he receives under this Agreement is taxable compensation and will be reported on IRS Form W-2 issued to him by the Company. In addition, Executive acknowledges that any other benefits provided under this Agreement that are required to be treated as taxable compensation by the federal Internal Revenue Code will also be reported on IRS Form W-2. Executive further acknowledges he is responsible for paying any taxes on the payments and benefits he receives under this Agreement.

6.Confidential and Proprietary Information of the Company. Executive acknowledges that during Executive’s employment by the Company, Executive has had access to and has obtained Confidential Information (defined below). Executive acknowledges and agrees that all Company Confidential Information is the exclusive property of the Company (or the relevant other Released Parties, as the case may be). Executive acknowledges and agrees that Executive has no ownership interest whatsoever in any of the Confidential Information. Executive further acknowledges and agrees that at all times following and including the Effective Date of this Agreement (and with the exception of disclosures to government agencies), all Confidential Information shall be held confidential by Executive and Executive will not (nor will Executive assist any other individual or entity to do so) directly or indirectly: (a) disclose any of the Confidential Information to any individual or entity; (b) publish or otherwise use such Confidential Information; or (c) remove, arrange for the removal of, and/or accept any Confidential Information from the premises of the Company and/or from any other premises.

Executive represents and warrants that at all times prior to and including the Effective Date of this Agreement, Executive has not knowingly disclosed or used any of the Confidential Information, except as required in the ordinary course of Executive’s employment by the Company and for the sole benefit of the Company or the other Released Parties (and except for disclosures to government agencies). However, if Executive becomes legally required to disclose any of the Confidential Information by subpoena, court order or other valid legal process, then Executive will give the Company immediate written notice of such pending disclosure and will cooperate with the Company prior to such disclosure should the Company decide to seek a protective order or other means of preserving the confidentiality of the Confidential Information.

For purposes of this Agreement, Confidential Information means any and all information and/or materials relating to and/or concerning the business, affairs, products, services and/or operations of the Company and/or of any of the other Released Parties: (a) the disclosure of which could be or would be detrimental to the interests of the Company and/or any of the other Released Parties; (b) which are owned by the Company and/or any of the other Released Parties or in which the Company and/or any of the other Released Parties has an interest (including information conceived, originated, discovered or developed in whole or in part by Executive); and/or (c) which are marked or considered by the Company to be “Confidential,” “Proprietary,” or other similar markings, are known by Executive to be considered confidential and/or proprietary by the Company and/or by any of the other Released Parties, and/or from all the relevant circumstances should reasonably be assumed by Executive to be confidential and/or proprietary to the Company and/or to any of the other Released Parties.

The term Confidential Information, as used in this Agreement, shall also include, without limitation, confidential and/or proprietary information and materials received by the Company (and/or by any of the other Released Parties) from third parties subject to a duty on the part of the Company to maintain the confidentiality of such information and materials and, in some cases, to use it only for certain limited purposes. The controlled disclosure of Confidential Information by the Company to vendors, suppliers, contractors or others for legitimate business purposes and the availability of the Confidential Information to others outside of the Company through independent efforts will not remove or disqualify such information from being protected herein as Confidential Information.

Notwithstanding any of the above, no information constitutes Confidential Information if it is otherwise generally publicly known and in the public domain from sources other than Executive.

Notwithstanding any of the above, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

7.Return of Confidential Information and Other Company Property. Executive agrees that promptly following the Separation Date, Executive shall return to the Company all Confidential Information (in whatever form maintained), and all other property of the Company and/or of the other Released Parties (in whatever form maintained and including all copies thereof) including, for example, documents, records, manuals, equipment, ID cards, other security-related items or devices, credit cards, card key passes, computer access codes and passwords, security codes, door and file keys, software, and other physical or personal property which he received, prepared or helped prepare in connection with his employment with the Company, in Executive’s possession, custody or control, and shall not make or retain any copies, duplicates, reproductions, or excerpts of any of the foregoing.

8.Duty to Cooperate. Both during and after Executive’s employment, Executive agrees that he shall continue to reasonably cooperate with the Company and its counsel in the negotiation, settlement, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired during Executive’s employment with the Company.  Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company and/or its counsel at mutually convenient times and locations.  Executive shall not receive any additional compensation for providing assistance pursuant to this Section 8, but shall be reimbursed by the Company for all pre-approved reasonable travel costs and expenses.

9.Non-Disparagement. In order to protect the interests, good-will, and reputations of the Company and the other Released Parties, and except as may otherwise be required by law or regulation, Executive agrees he will not, directly or indirectly, make and/or disseminate any statements or other communications (written, oral or otherwise) of a disparaging or critical nature to any person, entity and/or other third party about the Company, any of the other Released Parties and/or the products, services, and/or operations of the Company and/or of any of the other Released Parties. Executive acknowledges that nothing contained in this Section prevents him from testifying truthfully in court or during any legal proceeding or government or regulatory investigation. This Section does not in any way restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order. The Company agrees that, except as may otherwise be required by law or regulation as determined by it in its sole discretion, (i) it will not issue any public statement on behalf of the Company of a disparaging or critical nature about Executive, and (ii) it will instruct the members of its Board of Directors and the members of its senior management at the level of senior vice president and above to refrain from, directly or indirectly, making and/or disseminating any statements or other communications (written, oral or otherwise) of a disparaging or critical nature to any person, entity and/or other third party about Executive; provided, however, that nothing contained in this Section prevents the Company or any member of the Board of Directors or senior management from making truthful statements in connection with any claims asserted or threatened against the Company and/or any of the other Released Parties or from filing truthful papers in court or during any legal proceeding or arbitration or government or regulatory investigation.

10.Non-Solicitation of Employees. Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. In exchange for the consideration provided for herein that is not otherwise due Executive, Executive further agrees and covenants not to disrupt or interfere with the business of the Company by directly or indirectly soliciting, recruiting, attempting to hire or recruit, or raiding the employees of the Company or otherwise inducing the termination of employment of any employee of the Company for a period of one year from Executive’s Separation Date within Texas.

11.Confidentiality of Agreement. Executive agrees not to disclose or cause to be disclosed, either directly or indirectly, to any person or entity (with the exception of Executive’s attorneys, financial advisors, immediate family members, taxing authorities, other governmental agencies or as otherwise required by law), any information regarding the negotiation, existence, terms and conditions of this Agreement. This Agreement may be introduced as evidence in any proceeding for purposes of enforcing its terms. This Section does not in any way restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order.

12.Enforcement of this Agreement and Attorney’s Fees.

a.    In the event that either party to this Agreement breaches this Agreement, the non-breaching party shall be entitled to pursue any and all of its or his remedies under law or in equity arising out of such breach.
b.    Executive acknowledges and agrees that any breach or threatened breach by Executive of any of the provisions of Sections 4 and 6-11 of this Agreement will cause irreparable injury to the Company and/or to the other Released Parties, and that monetary damages will not provide an adequate remedy to the Company and/or to the other Released Parties. Accordingly, in addition to all of the Company’s and the other Released Parties’ rights and remedies under this Agreement, Executive acknowledges and agrees that in the event of a breach or threatened breach by Executive of any of the provisions of Sections 4 and 6-11 of this Agreement, the Company and/or the other Released Parties shall be entitled to: (i) temporary, preliminary and permanent injunctions enjoining any such breach or threatened breach by Executive; (ii) in the case of any material breach or threatened breach which, if curable, remains uncured by Executive for a period of ten days following notification by the Company of such breach, require Executive to account for and pay over to the Company and/or to the other Released Parties all compensation, profits, earnings and other benefits derived from any such breach or threatened breach, as well as payment of the severance paid under this Agreement; and (iii) any other legal or equitable remedy to which the Company and/or any of the other Released Parties may be entitled. In connection with any application by the Company and/or any of the other Released Parties for temporary, preliminary and/or permanent injunctive relief, the Company and/or any of the other Released Parties shall not be required to demonstrate irreparable harm or the absence of an adequate remedy at law, nor shall the posting of bond or other security be required. The rights and remedies set forth in this Section 12 are cumulative and not alternative. Notwithstanding any such relief, all of the terms of this Agreement, including, without limitation, the General Release set forth in Section 4 hereto, shall remain in full force and effect.
c.    Executive and the Company agree to pay their respective attorney’s fees and costs in connection with this Agreement, and will not seek to obtain any additional fees or costs from each other. If any lawsuit is brought to enforce or interpret the terms of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its costs of court, including all reasonable attorney’s fees at all trial and appellate levels, in addition to any other relief to which such prevailing party may be entitled. Notwithstanding anything in this Section to the contrary, the prevailing party in any action at law or in equity under the Age Discrimination in Employment Act (“ADEA”) or to enforce or interpret the validity of any release of a claim under the ADEA will only be entitled to recover attorney’s fees and costs as specifically authorized under federal law.

13.Entire Agreement, Severability, Reformation, and Waiver. This Agreement constitutes the entire agreement and understanding between the parties regarding the subject matters addressed herein and supersedes, cancels and terminates any and all prior agreements, arrangements, negotiations, discussions or understandings between the parties hereto, whether written or oral, regarding the subject matters addressed herein; provided, however, that Executive’s obligations under any and all non-disclosure and/or confidentiality agreements shall remain in effect and be enforceable in accordance with their terms. This Agreement may not be modified, amended or terminated, except by a written agreement signed by all of the parties hereto. The terms of this Agreement is deemed an enforceable contract and not a mere recital. In the event any provision (or part thereof) of this Agreement is held to be invalid, illegal, void or unenforceable by a court of competent jurisdiction, such provision (or part thereof) shall be deemed to be modified so that its purpose can lawfully be effectuated to the fullest extent of the law and in any case shall not affect the validity or enforceability of the remainder of this Agreement. However, in the event that any of the waivers and releases set forth in this Agreement are held to be invalid, illegal, void and/or unenforceable by a court of competent jurisdiction, Executive agrees to duly execute and deliver to the Company a general release and waiver that is legal and enforceable to the fullest extent of the law.

The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.
14.No Admission of Liability. Nothing contained in this Agreement shall be construed as an admission by either party of any wrongdoing or any liability whatsoever.

15.Construction. The use of masculine or feminine pronouns in this Agreement shall be deemed to include both males and females. The language in this Agreement will, in all cases, be construed simply, according to its fair meaning, and not strictly for or against either of the parties. Without limitation, there will be no presumption against any party on the ground that the party was responsible for drafting this Agreement or any part of it. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16.Choice of Law and Forum. To the extent not preempted by the laws of the United States, the terms and provisions of this agreement will be governed by and construed and enforced in accordance with the internal laws of the laws of Texas, without giving effect to any choice of law principles. All disputes regarding this agreement shall be resolved by arbitration by JAMS pursuant to the Fiesta Restaurant Group Mandatory Arbitration Program. Executive

and the Company waive any right he or it might otherwise have to a trial by jury in any action or proceeding to interpret or enforce this Agreement.

17.Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. A facsimile copy or scanned copy (in .tif, .jpg, or .pdf format) of any party’s signature shall be deemed as legally binding as the original signatures.

18.Effective Date. Provided that this Agreement is not revoked pursuant to Section 20 below, the terms of this Agreement shall be deemed effective and enforceable as of the eighth (8th) day following the date that this Agreement is executed by Executive (“Effective Date”). If this Agreement is not executed by Executive and delivered to the Company within 21 days of Executive’s receipt of this Agreement or if this Agreement is revoked pursuant to Section 20 below, this Agreement will not become effective or enforceable and Executive will not be entitled to receive any of the payments or benefits set forth in Section 3 above.

19.The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

20.Knowing and Voluntary Execution. Executive acknowledges and agrees that:

a.    Executive has carefully read and fully understands all of the provisions of this Agreement, specifically including but not limited to the General Release contained in Section 4 of this Agreement;
b.    Executive has not relied upon any representations or statements, written or oral, not set forth in this Agreement;
c.    Executive has thoroughly reviewed the releases and waivers contained herein, and understood the effect of said releases and waivers before executing this Agreement;
d.    Executive is not waiving or releasing rights or claims that may arise after the Separation Date;
e.    Executive understands that the General Release contained in Section 4 of this Agreement is being requested by the Company in connection with its entering into this Agreement;
f.     The only consideration for Executive signing this Agreement is as set forth herein;
g.    The consideration provided to Executive under this Agreement is in addition to anything of value to which Executive may otherwise be entitled;
h.    Executive executes this Agreement freely, voluntarily and with full knowledge of its terms and consequences;
i.    Executive has been afforded sufficient time and opportunity to consult with an attorney and is hereby advised to consult with an attorney prior to signing this Agreement;
j.    Executive has been given this Agreement on June 7, 2017, and has at least twenty-one (21) calendar days within which to consider this Agreement and that if Executive signs this Agreement in less than twenty-one (21) calendar days he does so voluntarily and without any pressure or coercion of any nature from the Company;
k.    Any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period;
l.    For a period of seven (7) calendar days following Executive’s execution of this Agreement, Executive may revoke this Agreement, including the General Release in Section 4 of this Agreement, by providing written notice of such revocation to Vivian Horten, Director Human Resources, Fiesta Restaurant Group, Inc., 14800 Landmark Blvd., Suite 500, Addison, Texas 75254 and this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired;

m.    Should Executive not revoke this Agreement, this Agreement shall become effective on the eighth (8th) day following Executive’s execution of this Agreement; and
n.    If Executive timely revokes this Agreement, this Agreement will not become effective or enforceable and Executive will not receive or be entitled to receive the payments and benefits provided for in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

FIESTA RESTAURANT GROUP, INC.

By:	/s/ Lynn Schweinfurth
Name: Lynn Schweinfurth Title: Chief Financial Officer

/s/ Joseph A. Zirkman
Joseph A. Zirkman